Exhibit 99.1

Alesco Financial Inc. Announces

First Quarter 2008 Financial Results

Philadelphia, Pennsylvania – May 6, 2008 – Alesco Financial Inc. (NYSE: AFN) (“AFN”), a specialty finance real estate investment trust, today announced financial results for the three-months ended March 31, 2008.

AFN reported Adjusted Earnings, a non-GAAP measure of performance, for the three-months ended March 31, 2008 of $20.2 million, or $0.34 per diluted common share, as compared to Adjusted Earnings of $17.2 million, or $0.31 per diluted common share for the three-months ended March 31, 2007. A reconciliation of Adjusted Earnings to GAAP net income is included in the Adjusted Earnings section of this release.

AFN reported GAAP net income for the three-months ended March 31, 2008 of $84.9 million, or $1.43 per diluted common share, as compared to net income of $11.8 million, or $0.21 per diluted common share for the three-months ended March 31, 2007. GAAP net income for the three-months ended March 31, 2008 includes $72.7 million of non-cash net gains resulting from fair value adjustments on financial instruments, net of minority interest allocations.

Adjusted Book Value and Investment Portfolio Summary

The following table summarizes AFN’s allocation of capital and Adjusted Book Value, a non-GAAP measure, as of March 31, 2008 (amounts in thousands, except share and per share data):

	Capital Allocation as of March 31, 2008 (A)	Net Cumulative Gains (Losses) (B)	Adjusted Invested Capital Allocation as of March 31, 2008	% of Capital	Net Investment Income for the Three-Month Period Ended March 31, 2008 (C)
TruPS investments	$251,879	$(19,619)	$232,260	35%	$21,402
Leveraged loan investments	89,885	(10,521)	79,364	12%	4,191
Kleros Real Estate MBS investments (D)	120,000	(120,000)	—	17%	8,400
Residential mortgages	80,580	(17,917)	62,663	11%	(3,943)
Other investments	55,864	(42,527)	13,337	8%	492
Credit default swaps (E)	4,542	(4,224)	318	1%	—
Total uninvested cash (F)	120,083	—	120,083	16%	—

Total investible capital	722,833	(214,808)	508,025	100%	30,542
Recourse indebtedness	(188,125)	—	(188,125)		(3,995)

Adjusted invested capital	$534,708	$(214,808)	$319,900		$26,547

Common stock outstanding as of March 31, 2008			59,455,964

Adjusted Book Value per share (G)			$5.38

(A)	Represents net cash invested through March 31, 2008.

(B)	Reflects cumulative gains and losses on invested capital. Excludes income earned, changes in fair value of assets and liabilities and interest rate swap contracts, realized losses in excess of invested capital, and other income statement amounts.

(C)	Net investment income includes amounts earned by the minority interest holders in certain consolidated VIEs. Net investment income for the leveraged loans asset class and the residential mortgage loans asset class is reduced by approximately $2.7 million and $4.9 million, respectively, for provisions for loan losses recorded during the three-months ended March 31, 2008. Net investment income does not include $0.7 million of interest earnings on the restricted cash at our consolidated CDO entities and $0.6 million on the uninvested cash included in our consolidated financial statements. Additionally, net investment income does not include $4.7 million of additional interest expense adjustments that relate to interest rate swap contracts. The $4.7 million relates to the following asset classes: $1.6 million decrease to TruPS investments, $3.7 million decrease to Kleros Real Estate MBS investments, and a $0.6 million increase to Residential Mortgages. Upon the adoption of FAS 159 we discontinued hedge accounting for a significant portion of our derivatives and therefore, the periodic net interest payments on these interest rate swaps are no longer recorded within net investment income.

(D)	Excludes permanent impairments recorded in excess of our $120 million of capital invested in Kleros Real Estate CDOs.

(E)	Amount is net of $69.3 million of cash margin held by AFN relating to unrealized gains on credit default swaps.

(F)	Reduced for dividend payable of $15.1 million at March 31, 2008 and includes $69.3 million of cash margin held by AFN on credit default swaps as discussed in note (E).

(G)	A reconciliation of the Adjusted Book Value calculation above to book value calculated using GAAP stockholders’ equity is included in the Adjusted Book Value section of this release.

Investments in Debt Securities

The following table summarizes AFN’s investments in debt securities as of March 31, 2008 (dollars in thousands):

Investment Description	Amortized Cost	Net Asset Depreciation	Estimated Fair Value	Weighted- Average Coupon	Weighted- Average Years to Maturity
Investments in TruPS and subordinated debentures	$5,546,328	$(1,315,320)	$4,231,008	5.4%	28.1
MBS	2,640,003	(1,153,633)	1,486,370	4.2%	6.2
Other investments	2,284	—	2,284	—	7.1

Total	$8,188,615	$(2,468,953)	$5,719,662	5.0%	21.0

The estimated fair values of our investments are based primarily on quoted market prices from independent pricing sources, or when quoted market prices are not available because certain securities do not actively trade in the public markets, from internal pricing models. These internal pricing models include discounted cash flow analyses developed by management using current interest rates, specific issuer information and other market data for securities without an active market. Management’s estimates of fair value require significant management judgment and are subject to a high degree of variability based upon market conditions, the availability of specific issuer information and management’s assumptions.

As previously disclosed, the Kleros Real Estate CDOs have all failed overcollateralization tests as a result of significant ratings agency downgrade activity and are no longer making cash distributions to AFN. The net cash flows of the Kleros Real Estate CDOs are currently being used to pay down the controlling class debtholders in each of the Kleros Real Estate CDOs. Despite the fact that each Kleros Real Estate CDO has failed overcollateralization tests, the net interest earnings of these CDOs continue to be reflected in AFN’s net investment income and taxable income. In addition, we received written notice from the trustees of Kleros Real Estate I, II, and III that each CDO has experienced an event of default. These events of default resulted from the failure of certain additional overcollateralization tests primarily due to credit rating agency downgrades. The events of default provide the controlling class debtholder in each CDO with the option to liquidate all of the MBS assets collateralizing the particular CDO. The proceeds of any such liquidation would be used to repay the controlling class debtholder. On May 1, 2008, we received written notice from the trustee of Kleros Real Estate III that the controlling class debtholder has submitted a notice of liquidation. Although liquidation of the underlying collateral has not yet occurred, once the liquidation process commences we are no longer able to include the liquidated assets and the related income as a component of our REIT qualifying assets and income. As of the current date, the controlling class debtholders of Kleros Real Estate I and II have not exercised their rights to liquidate either CDO. Since we are not receiving any cash flow from our investments in any of our Kleros Real Estate CDOs, the events of default and liquidation notices described above do not have any further impact on our cash flows. However, the assets of the Kleros Real Estate I, II and III CDOs and the income they generate for tax purposes are a component of our REIT qualifying assets and income. If more than one of the Kleros Real Estate CDOs is liquidated we may have to deploy additional capital into REIT qualifying assets in order to continue to qualify as a REIT. If we are not able to invest in sufficient other REIT qualifying assets, our ability to qualify as a REIT could be materially adversely affected.

Investments in Loans

AFN’s investments in loans are accounted for at amortized cost. The following table summarizes AFN’s investments in loans as of March 31, 2008 (dollars in thousands):

	Unpaid Principal Balance	Unamortized Premium/ (Discount)	Carrying Amount	Number of Loans	Weighted- Average Interest Rate		Weighted- Average Contractual Maturity Date
5/1 Adjustable rate residential mortgages	$678,307	$6,286	$684,593	1,652	6.3%		July 2036
7/1 Adjustable rate residential mortgages	242,432	3,387	245,819	573	6.5%		Dec 2036
10/1 Adjustable rate residential mortgages	75,825	1,285	77,110	202	6.8%		Sept 2036
Commercial loan	7,464	—	7,464	1	21.0%		—
Leveraged loans	854,609	(2,297)	852,312	401	7.5%		Feb 2013

Total	$1,858,637	$8,661	$1,867,298	2,829	6.9	%(1)

(1)	Weighted-average interest rate excludes non-interest accruing commercial loan.

Indebtedness

The following table summarizes AFN’s total indebtedness (including recourse and non-recourse indebtedness) as of March 31, 2008 (dollars in thousands):

Description	Amortized Cost	Net Change in Fair Value	Carrying Amount	Interest Rate Terms	Current Weighted- Average Interest Rate	Weighted- Average Contractual Maturity
Non-recourse indebtedness:
Trust preferred obligations	$382,600	$(87,592)	$295,008	4.2% to 8.7%	5.6%	Oct 2036
Securitized mortgage debt	928,210	—	928,210	5.0% to 6.0%	5.7%	Mar 2017
CDO notes payable (1)	9,430,404	(3,724,660)	5,705,744	3.4% to 5.2%	4.3%	Feb 2040
Warehouse credit facilities	137,444	—	137,444	4.4%	4.4%	May 2009

Total non-recourse indebtedness	$10,878,658	$(3,812,252)	$7,066,406

Recourse indebtedness:
Junior subordinated debentures	$49,614	$—	$49,614	6.8% to 9.5%	8.4%	Sept 2038
Contingent convertible debt	140,000	—	140,000	7.6%	7.6%	May 2027

Total recourse indebtedness	$189,614	$—	$189,614

Total indebtedness	$11,068,272	$(3,812,252)	$7,256,020

(1)	Excludes CDO notes payable purchased by AFN which are eliminated in consolidation. Carrying amount includes $5,040,414 of liabilities at fair value.

Recourse indebtedness refers to indebtedness that is recourse to the general assets of AFN. As indicated in the table above, AFN’s consolidated financial statements include recourse indebtedness of $189.6 million as of March 31, 2008. Non-recourse indebtedness consists of indebtedness of consolidated VIEs (i.e. CDOs, CLOs and other securitization vehicles) which is recourse only to specific assets pledged as collateral to the lenders. The creditors of each consolidated VIE have no recourse to the general credit of AFN. AFN’s maximum exposure to economic loss as a result of its involvement with each VIE is the $493.6 million of capital that AFN invested in warehouse first-loss deposits and the preference shares or debt of the CDO, CLO or other types of securitization structures. None of the indebtedness shown in the table above subjects AFN to potential margin calls for additional pledges of cash or other assets.

FAS 159 Adoption

Effective January 1, 2008, AFN adopted Statement of Financial Accounting Standard No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (FAS 159), which allows us to report changes in the fair value of our MBS and TruPS assets and the related CDO notes payable liabilities as a component of earnings. As of January 1, 2008, the adoption of FAS 159 resulted in an increase to stockholders’ equity of approximately $2.6 billion or $43.48 per share. This one-time increase is primarily attributable to approximately $2.5 billion (net of minority interest allocations) of fair value adjustments recorded on our MBS and TruPS CDO notes payable liabilities. During the three-months ended March 31, 2008, we recorded in earnings $72.7 million of net gains resulting from changes in fair value of financial instruments, net of minority interest allocations. Going forward, we will continue to reflect the fair value of these financial assets and liabilities at fair value in our balance sheet, with all corresponding changes in fair value recorded in earnings.

Liquidity

As of March 31, 2008, AFN’s consolidated financial statements include $135.2 million of available, unrestricted cash and cash equivalents. This amount includes $15.1 million of cash dividends that were paid to AFN shareholders on April 10, 2008. Management has evaluated AFN’s current and forecasted liquidity and continues to monitor evolving market conditions. Future investment alternatives and operating activities will continue to be evaluated against anticipated current and longer term liquidity demands.

As of March 31, 2008, AFN’s consolidated financial statements include $87.8 million of restricted cash. The $87.8 million is primarily restricted for the following purposes: $43.7 million at consolidated CDO entities to be used to acquire additional assets and $44.1 million of undistributed cash flows from operations at consolidated CDO entities.

Share Repurchase

On August 3, 2007, AFN’s Board of Directors approved a share repurchase plan that authorizes AFN to purchase up to $50 million of AFN common shares. Under the plan, AFN may make purchases from time to time through open market or privately negotiated transactions. The timing and exact number of shares purchased will be determined at AFN’s discretion and will depend on market conditions. This plan may be modified or discontinued at any time. During the three-months ended March 31, 2008, AFN did not repurchase shares of its common stock.

Dividend Summary

On March 10, 2008, AFN announced a cash dividend for the quarter ended March 31, 2008 of $0.25 per common share. The dividend was paid on April 10, 2008 to shareholders of record as of the close of business on March 20, 2008.

Conference Call

As previously announced, a conference call to discuss these financial results with investors and analysts will be held on May 7, 2008 at 10:00 AM ET. Interested parties can listen to the live webcast of AFN’s earnings conference call by clicking on the webcast link on AFN’s homepage at www.alescofinancial.com. The conference call may also be accessed by dialing 866-831-6272 or, for those calling from overseas, 617-213-8859 a few minutes in advance of the scheduled time. A replay of the conference call will be available for two weeks at 888-286-8010, passcode 40391336.

About Alesco Financial Inc.

Alesco Financial Inc. is a specialty finance REIT headquartered in Philadelphia, Pennsylvania and trades on the New York Stock Exchange under the symbol “AFN”. Alesco Financial Inc. is externally managed by Cohen & Company Management, LLC, a subsidiary of Cohen Brothers, LLC (which does business as Cohen & Company), an alternative investment management firm, which, since 2001, has provided financing to small and mid-sized companies in financial services, real estate and other sectors. For more information, please visit www.alescofinancial.com.

Forward-Looking Statements

Information set forth in this release contains forward-looking statements, which involve a number of risks and uncertainties. Alesco Financial Inc. cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained or implied in the forward-looking information.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the failure of Alesco Financial Inc. to successfully execute its business plans or gain access to additional financing, the availability of additional loan portfolios for future acquisition, continued qualification as a REIT and the cost of capital. Additional factors that may affect future results are contained in Alesco’s filings with the SEC, which are available at the SEC’s web site www.sec.gov and Alesco Financial Inc.’s web site, www.alescofinancial.com. Alesco Financial Inc. disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Alesco Financial Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except share and per share information)

	For the Three-Months Ended March 31, 2008	For the Three-Months Ended March 31, 2007
Net investment income:
Investment interest income	$173,895	$161,318
Investment interest expense	(139,784)	(142,303)
Provision for loan losses	(7,564)	(2,174)

Net investment income	26,547	16,841

Expenses:
Related party management compensation	4,745	3,382
General and administrative	3,615	2,415

Total expenses	8,360	5,797

Income before interest and other income, minority interest and taxes	18,187	11,044

Interest and other income	1,494	6,023
Net change in fair value of investments in debt securities and non-recourse indebtedness	202,858	—
Net change in fair value of derivative contracts	(82,863)	2,352
Credit default swap premiums	(1,335)	—
Impairments on investments and intangible assets	(8,557)	(3,674)
Net realized loss on sale of assets	(1,449)	—

Income before minority interest and benefit (provision) for income taxes	128,335	15,745
Minority interest	(43,875)	(3,570)

Income before benefit (provision) for income taxes	84,460	12,175
Benefit (provision) for income taxes	427	(397)

Net income	$84,887	$11,778

Earnings per share—basic:
Basic earnings per share	$1.43	$0.22

Weighted-average shares outstanding—Basic	59,374,630	54,756,387

Earnings per share—diluted:
Diluted earnings per share	$1.43	$0.21

Weighted-average shares outstanding—Diluted	59,374,630	55,130,321

Distributions declared per common share	$0.25	$0.30

Alesco Financial Inc.

Consolidated Balance Sheets

(Unaudited and in thousands, except share and per share information)

	As of March 31, 2008	As of December 31, 2007
Assets
Investments in debt securities and security-related receivables (including amounts at fair value of $5,719,662 and $5,888,650, respectively)	$5,719,662	$6,628,991
Investments in loans
Residential mortgages	1,007,522	1,047,195
Commercial mortgages	7,464	7,332
Leveraged loans	852,312	836,953
Loan loss reserve	(25,644)	(18,080)

Total investments in loans, net	1,841,654	1,873,400
Cash and cash equivalents	135,220	80,176
Restricted cash and warehouse deposits	87,781	95,476
Accrued interest receivable	41,800	49,806
Other assets	48,807	207,527

Total assets	$7,874,924	$8,935,376

Liabilities and stockholders’ equity (deficit)
Indebtedness
Trust preferred obligations (including amounts at fair value of $295,008 and $0, respectively)	$295,008	$382,600
Securitized mortgage debt	928,210	959,558
CDO notes payable (including amounts at fair value of $5,040,414 and $0, respectively)	5,705,744	9,409,027
Warehouse credit facilities	137,444	155,984
Recourse indebtedness	189,614	189,614

Total indebtedness	7,256,020	11,096,783
Accrued interest payable	40,652	54,380
Related party payable	2,755	2,800
Other liabilities	237,049	161,408

Total liabilities	7,536,476	11,315,371
Minority interests	80,368	19,543
Stockholders’ equity (deficit)
Preferred shares, $0.001 par value per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value per share, 100,000,000 shares authorized, 60,548,032 and 60,548,032 issued and outstanding, including 1,092,065 and 1,228,234 unvested restricted share awards, respectively	60	59
Additional paid-in-capital	482,332	481,850
Accumulated other comprehensive loss	(65,284)	(1,545,464)
Accumulated deficit	(159,028)	(1,335,983)

Total stockholders’ equity (deficit)	258,080	(2,399,538)

Total liabilities and stockholders’ equity (deficit)	$7,874,924	$8,935,376

Adjusted Earnings

We define Adjusted Earnings as net income (loss) available to common stockholders, determined in accordance with GAAP, adjusted for the following items: provision for loan losses, non-cash equity compensation, changes in fair value of investments in debt securities, non-recourse indebtedness and certain derivative contracts, amortization of deferred financing costs, realized (gains) losses on sale of capital assets, net of derivative contract gains or losses and deferred tax amounts. Realized gains on credit default swaps are in included in Adjusted Earnings, however unrealized changes in fair value of credit default swaps are excluded. Adjusted Earnings is a non-GAAP financial measurement and does not purport to be an alternative to net income determined in accordance with GAAP, a measure of operating performance or cash flows from operating activities determined in accordance with GAAP as a measure of liquidity.

Management views Adjusted Earnings as a useful and appropriate supplement to net income (loss) and earnings (loss) per share because it enables management to evaluate our performance without the effects of certain adjustments in accordance with GAAP that management believes may not have a direct financial impact on our distributable earnings. The items excluded from Adjusted Earnings are typically non-cash charges or measures that are not considered in determination of taxable income. Changes in fair value of investments in debt securities, non-recourse indebtedness and certain derivative contracts, provisions for loan losses, non-cash equity compensation, and amortization of deferred financing costs do not affect our daily operations, but they do impact our financial results under GAAP. Realized gains and losses on investments and derivative contracts and loan losses are typically not recognized for tax purposes until such time that the investments are sold or otherwise disposed of. By measuring our performance using Adjusted Earnings and net income, we are able to evaluate our business both before and after giving effect to recurring GAAP adjustments such as those mentioned above and excluding gains or losses from the sale of capital assets that will no longer be part of investment portfolio.

Adjusted Earnings should not be considered as an alternative to net income (loss) or cash flows from operating activities (each computed in accordance with GAAP). Instead, Adjusted Earnings should be reviewed in connection with net income (loss) and cash flows from operating, investing and financing activities in our consolidated financial statements to help analyze our business performance. Adjusted Earnings and other supplemental performance measures are defined in various ways throughout the REIT industry. Investors should consider these differences when comparing our Adjusted Earnings to other REITs.

The table below reconciles the differences between reported net income and Adjusted Earnings for the following periods (amounts in thousands, except share and per share information):

	For the Three-Month Period Ended March 31, 2008	For the Three-Month Period Ended March 31, 2007
Net income, as reported	$84,887	$11,778
Add (deduct) (1):
Provision for loan losses	6,932	1,669
Change in fair value of debt securities and non-recourse indebtedness	(150,095)	—
Change in fair value of derivative contracts	68,682	1,785
Impairment on investments and intangible assets	8,557	—
Realized losses on sale of capital assets, net of realized derivative gains	947	133
Other non-cash charges	262	1,873

Adjusted Earnings	$20,172	$17,238

Adjusting Earnings per share—diluted:
Weighted-average shares outstanding—Diluted	59,374,630	55,130,321

Diluted adjusted earnings per share	$0.34	$0.31

(1)	The adjustments to net income are net of minority interest allocations.

Adjusted Book Value

We define Adjusted Book Value as stockholders’ equity (deficit), determined in accordance with GAAP, adjusted for the following items: changes in fair value of investments in debt securities, non-recourse indebtedness and interest rate swap contracts, losses recognized in the income statement that are in excess of our maximum economic loss, deferred financing costs, and certain other non-cash adjustments to retained earnings (i.e. accrued interest receivable and accrued interest payable, among other items). Adjusted Book Value is a non-GAAP financial measurement and does not purport to be an alternative to book value calculated using stockholders’ equity (deficit) determined in accordance with GAAP.

Management views Adjusted Book Value as a useful supplement to financial measures calculated using GAAP amounts because it assists management in evaluating the intrinsic value of the capital invested by AFN. Adjusted Book Value should not be considered as an alternative to performance measures calculated using amounts determined in accordance with GAAP. These items are excluded because they have no impact on our current cash flows. Additionally, we expect to hold investments with unrealized gains and losses until maturity or repayment, such that we recover the value of our initial investment. Management excludes impairment charges that are in excess of our capital invested in these assets to provide the true economic impact of such losses on our invested capital. By using Adjusted Book Value and in conjunction with other performance measures calculated using amounts determined in accordance with GAAP, we are able to evaluate the intrinsic value of AFN both before and after giving effect to recurring GAAP adjustments such as those mentioned above.

Adjusted Book Value and other supplemental performance measures are defined in various ways throughout the REIT industry. Investors should consider these differences when comparing our Adjusted Book Value to other REITs.

The table below reconciles the differences between reported stockholders’ equity and Adjusted Invested Capital that is used in the numerator of the Adjusted Book Value calculation as of March 31, 2008 (amounts in thousands, except share and per share information):

As of March 31, 2008
Stockholders’ equity, as reported	$258,080
Add (deduct):
Accumulated other comprehensive loss	65,284
Other non-cash adjustments	(3,464)

Adjusted Invested Capital	$319,900
Adjusted Book Value per share:
Adjusted Book Value per share	$5.38

Common shares outstanding	59,455,964

# # #

Investors:	Media:
John Longino	Joseph Kuo
Chief Financial Officer	Kekst and Company
215-701-8952	212-521-4863
info@alescofinancial.com